Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300
Pyxus International, Inc. Reports Fourth Quarter and Fiscal Year 2019 Results
Pyxus advances strategic growth initiatives
Morrisville, NC – June 14, 2019 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced results for its quarter and fiscal year ended March 31, 2019.
Highlights
Fiscal 2019

•	Full service volumes increased 4.9% to 400.5 million kilos in fiscal 2019 despite the impact of Hurricane Florence and foreign tariffs on U.S. tobacco.

•	Sales and other operating revenues decreased $44.4 million or 2.4% from $1,846.0 million for the fiscal year ended March 31, 2018 to $1,801.6 million for the fiscal year ended March 31, 2019.

•
Selling, general, and administrative expense (“SG&A”) increased $24.5 million or 16.5% from $148.3 million for the fiscal year ended March 31, 2018 to $172.8 million for the fiscal year ended March 31, 2019, primarily due to start-up costs associated with the development of new business lines.

•	Gross profit as a percent of sales increased from 13.3% for the fiscal year ended March 31, 2018 to 13.9% for the fiscal year ended March 31, 2019.

•
Net loss attributable to Pyxus International, Inc. was $70.5 million for the fiscal year ended March 31, 2019, a difference of $122.9 million or 234.5% from net income of $52.4 million for the fiscal year ended March 31, 2018.

•	Adjusted EBITDA* for the fiscal year ended March 31, 2019 was $163.3 million, above the Company's most recently announced guidance.

•
The Company purchased $27.3 million of its existing 9.875% senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $1.8 million and a remaining face amount of $635.7 million.

•	Year-end uncommitted inventory was the lowest it's been since fiscal 2011, consistent with our working capital strategy.

Fourth Quarter

•	Full service volumes increased 4.3% to 131.9 million kilos in fiscal 2019 despite the impact of Hurricane Florence and foreign tariffs on U.S. tobacco.

•	Sales and other operating revenues decreased $52.7 million or 8.2% from $643.9 million for the three months ended March 31, 2018 to $591.2 million for the three months ended March 31, 2019.

•	Gross profit as a percent of sales increased from 11.6% for the three months ended March 31, 2018 to 14.5% for the three months ended March 31, 2019.

•	SG&A increased $8.1 million or 17.6% from $46.0 million for the three months ended March 31, 2018 to $54.1 million for the three months ended March 31, 2019.

•
Continued execution on the Company’s “One Tomorrow” transformation strategy, including significant progress on the expedited build-out by its Canadian cannabis subsidiaries and the opening of Criticality's industrial hemp extraction and purification facility.

*Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, President, CEO and Chairman said, “Over the past fiscal year, we have accomplished real change at Pyxus International. From investing in differentiated capabilities across our entire portfolio to ensure we are uniquely positioned to capitalize on growth opportunities to propelling our leaf business forward through cultural and operational changes, we are committed to creating value through innovation for our customers, our partners and our shareholders.

"Our financial performance this year is a reflection of the strong performance of our leaf business as well as the significant investment in our new business ventures. Our leaf team addressed challenging market conditions with efficiency and agility, resulting in a 4.9% increase in full service volumes to 400.5 million kilos. Sales and other operating revenues decreased 2.4% to $1,801.6 million primarily due to a decrease in leaf volumes attributable to Hurricane Florence that reduced the U.S. crop size and foreign tariffs on U.S. tobacco. These decreases were offset by an increase in leaf volume, mainly attributable to larger crops in Africa, the timing of leaf shipments in South America and the continued development of the Other Products and Services segment. Gross profit as a percent of sales increased from 13.3% for the year ended March 31, 2018 to 13.9% for the year ended March 31, 2019.

"SG&A increased 16.5%, driven primarily by the requirements of the Company’s new business ventures and related start-up costs as we continue to build out our Canadian cannabis manufacturing facilities in the provinces of Prince Edward Island and Ontario, as well as invest in marketing and advertising for our e-liquids businesses. These increases were offset by our cost-saving and restructuring initiatives in the leaf business, and we finished the year above our anticipated Adjusted EBITDA guidance range at $163.3 million. We remain focused on long-term debt reduction and have reduced our second lien notes to $635.7 million at March 31, 2019.

“We continue to see the benefit in the implementation of strategic initiatives to enhance the leaf business. For example, year-end uncommitted inventory was the lowest it's been since fiscal 2011, consistent with our working capital strategy. Despite challenges, particularly those in the African market, our tobacco shipments were minimally impacted and we executed largely as planned. While the cyclone that struck Mozambique, Zimbabwe and Malawi had some impact on operations, we were able to mitigate the extent to which our operations were affected and, most importantly, have been successful in our ability to provide support to the individuals and families that suffered the effects of the storm. Pyxus helped drive significant fundraising efforts across the industry. We will continue to work to provide assistance to these areas as they look to rebuild in the coming months. We have managed the unfavorable weather and logistical challenges of fiscal 2019 and our leaf business is tracking towards a normal performance taking into consideration these two factors for the first half of fiscal 2020.

"Turning to the performance of our global new business ventures, we are seeing ongoing acceleration in growth and are confident that our talented teams will continue to propel these businesses forward. Across all categories - legal Canadian cannabis, industrial hemp and e-liquids - these businesses remain on track to generate significant revenue and profit by 2020.

"When we first announced our transformation, we stated that we were entering into new potentially higher-margin business lines to deliver enhanced value to shareholders. In line with that objective, we are evaluating the consolidation of Pyxus' ownership in its two majority-owned Canadian cannabis businesses (i.e., FIGR Norfolk and FIGR East (licensed as "Canada's Island Garden"), collectively, "FIGR") with two of its minority-owned U.S. hemp and e-liquids businesses (i.e., Criticality and Purilum, respectively) under the common control of a subsidiary separate from Pyxus’ other operations. Pyxus is assessing its opportunities to monetize a portion of its interests in this subsidiary in fiscal 2020.

“FIGR continues to be a leader in share in the Maritime provinces in Canada, with strong positions across categories. Since the legalization of recreational cannabis last fall, FIGR has maintained a strong market share position across all categories in Prince Edward Island and Nova Scotia by staying to true to its commitment to only sell into provinces it can adequately supply. Earlier this week, FIGR announced its expansion into its third Canadian East Coast market, New Brunswick. The introduction of FIGR products in New Brunswick grows FIGR's retail distribution as it continues to execute on its strategy to enter new provinces.

"FIGR intends to enhance its position through its commitment to increase local capacity, expected to be more than 140,000 kilograms annually. FIGR's Simcoe, Ontario facility, FIGR Norfolk (formerly licensed as Goldleaf Pharm Inc.) recently announced that the company had begun excavation and tree-clearing on the 20-acre parcel of land slated for phase two of its approximately

800,000 square foot expansion project. Phase two of the FIGR Norfolk build-out involves the construction of an approximately 200,000 square foot, state-of-the-art, modular indoor concept cultivation facility expected to be complete by the end of 2020, with associated revenue and profitability expected in early to mid-2021. The build-out of FIGR East also remains on track with the completion of phase one targeted for the coming weeks and the completion of phase two expected by the end of the calendar year.

“Our unconsolidated industrial hemp joint venture, Criticality, LLC, opened its 55,000-square-foot industrial hemp extraction and purification facility in Wilson, North Carolina this quarter. In May, Criticality announced the release of its professional line of CBD products, Korent Select, which are only available for sale to health care professionals. This is in addition to their Korent oil drop and e-liquid products, which were released in December 2018 and January 2019 respectively. Additional new product launches are expected later this year.
“The e-liquids category continues to grow, with sales for the fourth quarter across its collection of brands exceeding sales in any prior quarter. Specifically looking at Humble Juice Co. and Bantam, Humble is working to expand its product line with a launch of CBD products in the second half of 2019. Bantam recently launched its rebranding and new packaging.
“At the core of ensuring that we are delivering on our commitment to provide high-quality products and services to our customers, is SENTRISM, our proprietary blockchain-type platform which provides visibility into a products' source to market journey. This quarter, we are proud to share that we released SENTRI for Bantam and are working to enhance SENTRI capabilities for Korent and Purilum as well. We have no doubt that SENTRI will continue to provide a competitive advantage among our partners and consumers as the demand for greater product transparency continues to grow.
"As our business continues to evolve, we see a great opportunity in the advancement of our agronomy services, which focus on the development of value added agricultural products, and is a continuation of our strategy to move into areas of growth. In May, our affiliate, Pyxus Agriculture Limited Tanzania received the merger clearance certificate from the Tanzania Fair Competition Commission for the acquisition of an oil mill and refinery operation located in Dodoma which provides Pyxus with the ability to extract and sell sustainable sunflower oil in various product formats for human consumption as well as seed cake for animal feed. The purchase of the sunflower oil mill and refinery is yet another example of how Pyxus continues to evolve and diversify, expanding as a global agricultural company with CPG capabilities and signifying that we are entering the next phase of our company's transformation.
“We are pleased with our growth and pace of innovation, and we are encouraged by the substantial progress that we have made in our transformation efforts this past year. As we manage our new business lines and our existing leaf business, we expect sales to be in a range of approximately $1.850 billion to $1.950 billion and Adjusted EBITDA in a range of approximately $160 million to $180 million for the fiscal year ending March 31, 2020. As we continue to execute our vision, we will not lose sight of our greater purpose: to transform people's lives so that together we can grow a better world.”
Performance Summary for Fiscal Year Ended March 31, 2019
Sales and other operating revenues decreased $44.4 million or 2.4% from $1,846.0 million for the year ended March 31, 2018 to $1,801.6 million for the year ended March 31, 2019. This decrease was primarily due to a decrease in leaf volumes in North America attributable to Hurricane Florence reducing the U.S. crop size, foreign tariffs on U.S. tobacco, and a decrease in leaf average sales price of 7.3% primarily due to product mix and geographic sales mix. These decreases were offset by the continued development of the Other Products and Services segment and a 4.9% increase in total leaf volume to 400.5 million kilos mainly attributable to larger crops in Africa and the timing of leaf shipments in South America.

Cost of goods sold decreased $49.0 million or 3.1% from $1,599.8 million for the year ended March 31, 2018 to $1,550.8 million for the year ended March 31, 2019. This decrease was primarily due to product mix and geographic sales mix.

Gross profit as a percent of sales increased from 13.3% for the year ended March 31, 2018 to 13.9% for the year ended March 31, 2019. This increase was primarily due to lower leaf conversion costs in Africa from higher factory throughput driven by higher volumes, the favorable exchange impact on local currency costs, primarily in South America and Europe, and the continued development of the Other Products and Services segment. This increase was offset by higher leaf conversion costs in North America attributable to Hurricane Florence reducing the U.S. crop size.

SG&A increased $24.5 million or 16.5% from $148.3 million for the year ended March 31, 2018 to $172.8 million for the year ended March 31, 2019. This increase was primarily due to start-up costs associated with the development of the cannabinoid manufacturing facilities in the provinces of Prince Edward Island and Ontario in Canada, marketing expenses for the FIGR cannabinoid brand and the Humble Juice e-liquids brand, and the acquisition of an additional cannabis cultivation license from Health Canada. These increases were offset by leaf cost-saving and restructuring initiatives. SG&A as a percent of sales increased from 8.0% for the year ended March 31, 2018 to 9.6% for the year ended March 31, 2019.

Restructuring and asset impairment charges of $4.9 million for the year ended March 31, 2019 were due to the closing of one foreign processing facility in order to process tobacco in the affected area under a third-party processing arrangement going forward and the consolidation of the Company's U.S. green tobacco processing operations into its Wilson, North Carolina facility and the repurposing of its Farmville, North Carolina facility for storage and special projects.

Income tax expense increased $96.6 million or 164.3% from $(58.8) million for the year ended March 31, 2018 to $37.8 million for the year ended March 31, 2019. This increase was primarily due to a one-time benefit related to the enactment of the U.S. corporate income tax law in December 2017, recorded in tax expense for the year ended March 31, 2018.

Performance Summary for the Fourth Fiscal Quarter Ended March 31, 2019
Sales and other operating revenues decreased $52.7 million or 8.2% from $643.9 million for the three months ended March 31, 2018 to $591.2 million for the three months ended March 31, 2019. This decrease was primarily due to a decrease in leaf volumes in North America attributable to Hurricane Florence reducing the U.S. crop size and foreign tariffs on U.S. tobacco as well as a 12.0% decrease in leaf average sales price primarily due to product mix and geographic sales mix. These decreases were offset by the continued development of the Other Products and Services segment and a 4.3% increase in total leaf volume to 131.9 million kilos mainly attributable to larger crops in Africa and the timing of leaf shipments in South America.

Cost of goods sold decreased $63.4 million or 11.1% from $569.1 million for the three months ended March 31, 2018 to $505.7 million for the three months ended March 31, 2019. This decrease was primarily due to product mix and geographic sales mix.

Gross profit as a percent of sales increased from 11.6% for the three months ended March 31, 2018 to 14.5% for the three months ended March 31, 2019. This increase was primarily due to lower leaf conversion costs in Africa from higher factory throughput driven by higher volumes, the favorable exchange impact on local currency costs, primarily in South America and Europe, and the continued development of the Other Products and Services segment. These increases were offset by higher leaf conversion costs in the U.S. from lower factory throughput driven by reduced volumes.

SG&A increased $8.1 million or 17.6% from $46.0 million for the three months ended March 31, 2018 to $54.1 million for the three months ended March 31, 2019. This increase was primarily due to start-up costs associated with the development of the cannabinoid manufacturing facilities in the provinces of Prince Edward Island and Ontario and marketing expenses for the FIGR cannabinoid brand. SG&A as a percent of sales increased from 7.1% for the three months ended March 31, 2018 to 9.2% for the three months ended March 31, 2019.

Restructuring and asset impairment charges of $1.6 million for the three months ended March 31, 2019 were primarily related to a cost-saving and restructuring initiative to consolidate the Company’s U.S. green tobacco processing operations in Farmville, North Carolina into the Wilson, North Carolina facility and repurpose the Farmville facility for storage and special projects.
Earnings Per Share
Fiscal Year 2019
For the fiscal year ended March 31, 2019, Pyxus reported a net loss of $70.5 million, or $7.78 per basic share, compared to net income of $52.4 million, or $5.83 per basic share, for the fiscal year ended March 31, 2018. Net loss in the current year includes $39.6 million of SG&A costs related to the start-up of new business ventures compared to $3.3 million in the prior year period. Additionally, there was a one-time benefit related to the enactment of the U.S. corporate income tax law in December 2017, recorded in tax expense for the year ended March 31, 2018, that positively impacted fiscal year 2018.

Fourth Quarter 2019
For the three months ended March 31, 2019, the Company reported a net loss of $10.0 million, or $1.10 per basic share, compared to a net loss of $4.5 million, or $0.50 per basic share, for the three months ended March 31, 2018. Net loss in the current year includes $15.7 million of SG&A costs related to the start-up of new business ventures compared to $2.8 million in the prior year period.
Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality, and the extent and timing of facilities expansions. During the year ended March 31, 2019, the Company utilized surplus cash to reduce long-term debt with the purchase and cancellation of $27.3 million of its 9.875% senior secured second lien notes, leaving $635.7 million outstanding at March 31, 2019. At year end, the Company’s available credit lines and cash totaled $608.4 million. The Company will continue to monitor and adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations.

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended March 31, 2019, on June 17, 2019 at 5:00 P.M. ET. The dial in number for the call is (646) 828-8193 or (888) 394-8218 if outside the U.S., using conference ID 6008987. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event on June 17, 2019, a replay will be available for five days by dialing (719) 457-0820 within the U.S. or (888) 203-1112 outside the U.S., and entering the access code 6008987. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying products and related services, uncertainties with respect to the impact of regulation associated with our new business lines, including the risk of obtaining anticipated regulatory approvals in Canada, uncertainties regarding the regulation of the production and distribution of hemp products and continued compliance with applicable regulatory requirements, uncertainties with respect to the development of the industries and markets of our new business lines, consumer acceptance of products offered by our new business lines, uncertainties with respect to the timing and extent of retail and product-line expansion; the impact of increasing competition in the new business lines, uncertainties regarding obtaining financing to fund FIGR Norfolk's planned facilities expansion, the possibility of delays in the completion of anticipated facilities expansions and uncertainties regarding the potential production yields of new or expanded facilities, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions. Additional factors that could cause results to differ materially from those expressed or implied by forward-looking statements can be found in Pyxus’ most recent Annual Report on Form 10-K for the period ended March 31, 2019 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). They include EBITDA and Adjusted EBITDA. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release.

The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2020 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2019	2018	2019	2018
Sales and other operating revenues	$591,241	$643,851	$1,801,593	$1,845,966
Cost of goods and services sold	505,737	569,127	1,550,779	1,599,775
Gross profit	85,504	74,724	250,814	246,191
Selling, general, and administrative expenses	54,072	46,039	172,831	148,287
Other income, net	744	4,472	14,217	14,382
Restructuring and asset impairment charges	1,556	382	4,946	382
Operating income	30,620	32,775	87,254	111,904
Debt retirement expense (benefit)	—	—	(1,753)	(2,975)
Interest expense	33,370	33,174	135,553	134,279
Interest income	1,041	975	3,629	3,271
(Loss) income before income taxes and other items	(1,709)	576	(42,917)	(16,129)
Income tax expense (benefit)	10,940	7,469	37,840	(58,764)
Equity in net income of investee companies	2,738	2,150	9,589	9,271
Net (loss) income	(9,911)	(4,743)	(71,168)	51,906
Net income (loss) attributable to noncontrolling interests	68	(242)	(701)	(530)
Net (loss) income attributable to Pyxus International, Inc.	$(9,979)	$(4,501)	$(70,467)	$52,436
(Loss) earnings per share:
Basic	$(1.10)	$(0.50)	$(7.78)	$5.83
Diluted	$(1.10)	$(0.50)	$(7.78)	$5.81
Weighted average number of shares outstanding:
Basic	9,072	9,012	9,054	8,989
Diluted	9,072	9,012	9,054	9,022

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED
EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2019	March 31, 2018	March 31, 2017	March 31, 2019	March 31, 2018	March 31, 2017
Net (loss) income attributable to Pyxus International, Inc.	$(9,979)	$(4,501)	$(309)	$(70,467)	$52,436	$(62,928)
Plus: Interest expense(2)	33,370	33,174	35,782	135,553	134,279	135,441
Plus: Income tax expense (benefit)	10,940	7,469	2,707	37,840	(58,764)	23,480
Plus: Depreciation and amortization expense	8,860	8,753	8,617	35,747	33,598	34,476
EBITDA(1)	43,191	44,895	46,797	138,673	161,549	130,469
Plus: Reserves for (recoveries on) doubtful customer receivables	4,685	(29)	(2,744)	6,821	(152)	(5,545)
Plus: Non-cash employee stock based compensation	389	320	371	1,544	1,135	1,551
Less: Other income	744	4,472	584	14,217	14,382	4,896
Plus: Fully reserved recovery of tax(3)	3,567	4,937	3,167	10,418	11,835	9,356
Plus: Restructuring and asset impairment charges	1,556	382	307	4,946	382	1,375
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	5,338	1,997	150	8,127	6,593	150
Plus: Costs associated with reorganization of legal entities(5)	613	267	—	1,543	469	—
Plus: Costs associated with the 2017 U.S. Tax Reform Act(6)	593	531	—	1,657	531	—
Plus: Debt retirement benefit	—	—	(2,639)	(1,753)	(2,975)	(300)
Plus: Amortization of basis difference - CBT investment(7)	440	354	310	1,551	1,519	1,518
Plus: One time impact of newly imposed Argentinian Excise Tax(8)	319	—	—	2,818	—	—
Plus: Kenyan investigation legal & professional costs	8	49	1,606	308	1,980	7,171
Less: Kenyan green leaf operation Adjusted EBITDA(9)	(302)	107	(1,625)	(882)	(2,329)	(8,013)
Adjusted EBITDA(1)	$60,257	$49,124	$48,366	$163,318	$170,813	$148,862
Total debt				$1,327,679	$1,347,584	$1,428,868
Less: Cash				192,043	264,660	473,110
Total debt less cash				$1,135,636	$1,082,924	$955,758
(Total debt less cash) /Adjusted EBITDA(1)				6.95x	6.34x	6.42x

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)
As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended March 31, 2018 and 2017 reflect a reclassification of $276 and $751 respectively from SG&A to Interest expense. The fiscal years ended March 31, 2019, 2018 and 2017 reflect a reclassification of $317, $1,301 and $2,774 respectively from SG&A to Interest expense.

(3)
Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)
Includes expenses incurred associated with the development and initial implementation of the "One Tomorrow" business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(5)
Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.

(6)	Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018.

(7)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.

(8)
The initial impact of the recently imposed Argentinian Excise Tax was $319 and $2,818 for the quarter and fiscal year ended March 31, 2019. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the upcoming fiscal year contemplate the newly imposed excise tax.

(9)
Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

RECONCILIATION OF COMBINED LEAF SEGMENTS ADJUSTED EBITDA (“LEAF SEGMENTS ADJUSTED EBITDA”)(1)
(Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2019	March 31, 2018	March 31, 2017	March 31, 2019	March 31, 2018	March 31, 2017
Leaf - North America segment Operating income	$2,225	$12,983	$6,967	$10,113	$26,446	$15,333
Leaf - Other Regions segment Operating income	42,170	23,077	26,529	112,180	88,742	72,009
Total Combined Leaf Segments Operating Income	44,395	36,060	33,496	122,293	115,188	87,342
Less: Debt retirement benefit(2)	—	—	(2,639)	(1,633)	(2,867)	(300)
Plus: Interest income	785	976	2,270	3,367	3,271	8,157
Plus: Equity in net income of investee companies	2,525	1,694	(477)	7,408	8,947	213
Less: Net income (loss) attributable to noncontrolling interests	384	(146)	(216)	(108)	(434)	(343)
Plus: Depreciation and amortization expense	7,997	8,344	8,617	32,760	33,189	34,476
Leaf Segments EBITDA(1)	55,318	47,220	46,761	167,569	163,896	130,831
Plus: Reserves for (recoveries on) doubtful customer receivables	4,685	(29)	(2,744)	6,749	(152)	(5,545)
Plus: Non-cash employee stock based compensation	278	305	371	1,190	1,109	1,551
Less: Other income	734	4,470	584	13,989	14,379	4,896
Plus: Fully reserved recovery of tax(3)	3,567	4,937	3,167	10,418	11,835	9,356
Plus: Restructuring and asset impairment charges	1,556	382	307	4,946	382	1,375
Plus: Costs associated with reorganization of legal entities(4)	613	267	—	1,543	469	—
Plus: Costs associated with the 2017 U.S. Tax Reform Act(5)	424	506	—	1,277	519	—
Plus: Debt retirement benefit(2)	—	—	(2,639)	(1,633)	(2,867)	(300)
Plus: Amortization of basis difference - CBT investment(6)	440	354	310	1,551	1,519	1,518
Plus: One time impact of newly imposed Argentinian Excise Tax(7)	319	—	—	2,818	—	—
Plus: Kenyan investigation legal & professional costs	8	49	1,606	308	1,980	7,171
Less: Kenyan green leaf operation Adjusted EBITDA(8)	(302)	107	(1,625)	(882)	(2,329)	(8,013)
Leaf Segments Adjusted EBITDA(1)	$66,776	$49,414	$48,180	$183,629	$166,640	$149,074

(1)
Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA to present combined information for the Leaf - North America and Leaf - Other Regions segments for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company’s leaf tobacco reportable segments separate from the other reportable segment. This presentation provides readers with disaggregated information adjusted for the sporadic impact of the various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. These non-GAAP measures and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)	Allocation of benefit based on total consolidated assets.

(3)
Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)
Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.

(5)	Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.

(6)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.

(7)
The impact of the recently imposed Argentinian Excise Tax was $319 and $2,818 for the quarter and fiscal year ended March 31, 2019, respectively. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the upcoming fiscal year contemplate the newly imposed excise tax.

(8)
Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

RECONCILIATION OF OTHER PRODUCTS AND SERVICES SEGMENT ADJUSTED EBITDA (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2019	March 31, 2018	March 31, 2017	March 31, 2019	March 31, 2018	March 31, 2017
Other Products and Services segment Operating income	(13,774)	(3,284)	—	(35,039)	(3,284)	—
Less: Debt retirement benefit(2)	—	—	—	(121)	(108)	—
Plus: Interest income	255	—	—	261	—	—
Plus: Equity in net income of investee companies	213	457	38	2,182	324	(362)
Less: Net loss attributable to noncontrolling interests	(316)	(96)	—	(593)	(96)	—
Plus: Depreciation and amortization expense	863	409	—	2,987	409	—
Other Products and Services segment EBITDA(1)	(12,127)	(2,322)	38	(28,895)	(2,347)	(362)
Plus: Reserves for doubtful customer receivables	—	—	—	72	—	—
Plus: Non-cash employee stock based compensation	111	15	—	354	25	—
Less: Other income	10	3	—	228	3	—
Plus: Costs associated with transformation related to "One Tomorrow" new business initiatives, not anticipated to be recurring costs(3)	5,338	1,997	150	8,127	6,593	150
Plus: Costs associated with the 2017 U.S. Tax Reform Act(4)	169	25	—	380	12	—
Plus: Debt retirement benefit(2)	—	—	—	(121)	(108)	—
Other Products and Services Segments Adjusted EBITDA(1)	$(6,519)	$(288)	$188	$(20,311)	$4,172	$(212)

(1)
Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented these non-GAAP measures to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company’s Other Products and Services Segment, separate from its other reportable segments. This presentation of Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA provides readers with disaggregated information adjusted for the sporadic impact of various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)	Allocation of benefit based on total consolidated assets.

(3)
Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(4)	Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.